Exhibit 99.1

Grafix® Demonstrates Overwhelming Efficacy in Landmark Stem Cell Study for the Treatment of Diabetic Foot Ulcers

Grafix closes three times as many wounds as standard of care - the largest relative improvement ever reported in a multi-center, randomized, controlled clinical trial for DFU

COLUMBIA, Md. - August 13,2013 - Osiris Therapeutics, Inc. (NASDAQ: OSIR), reported today that its multi-center, randomized, controlled clinical trial comparing the safety and effectiveness of Grafix® to standard of care in patients with chronic diabetic foot ulcers had met the pre-specified stopping rules for overwhelming efficacy as determined by the data monitoring committee during a planned interim analysis.  For the primary endpoint, 62% of patients receiving Grafix had complete wound closure compared to only 21% (p<0.0001) of patients who received conventional treatment for their wounds - a relative improvement of 191% and the largest ever reported from such a study.  A total of 131 patients were enrolled with the interim analysis being conducted on the first 97 to complete the trial.

The trial also reached statistical significance in favor of Grafix on all top-line secondary endpoints, demonstrating faster wound closure and a reduction in the number of treatments needed to achieve wound closure.  In the crossover phase of the trial, patients whose wounds failed to close after 12 weeks of standard of care had an 80% closure rate when switched to Grafix.  Importantly, patients randomized to receive standard of care were 74% more likely to experience an adverse event than those receiving Grafix (p=0.008).  As a result, the blinded phase of the trial is being discontinued immediately and all patients randomized to the control arm will be offered treatment with Grafix.

“Today, Osiris has established a new standard in diabetic wound care and has demonstrated to the world the tremendous impact stem cell products can have in medicine,” said C. Randal Mills, Ph.D., Chief Executive Officer.  “Diabetic foot ulcers afflict 25% of all diabetics and are responsible for more hospitalizations than any other diabetic complication.  With 25 million diabetics in the United States, the cost to our health care system is enormous.  Through this rigorous study we have shown that Grafix can heal more patients, in less time, and with fewer complications.”

Top-Line Data from the Interim Analysis of Protocol 302

	Grafix (n=50)	Control (n=47)	p-value
Primary
Complete Wound Closure at 12 Weeks	62.0%	21.3%	p<0.0001

Secondary
Complete Wound Closure for Patients Receiving All Treatments*	71.4%	27.0%	p=0.0001
Time to Complete Closure	42 days	70 days	p=0.017
Number of Treatments to Closure	6	12	p=0.0001
Closure with Grafix in Patients Failing Standard of Care (Crossover)**	80.0%	N/A	N/A

Safety
Patients with at least One Adverse Event	38.0%	66.0%	p=0.008

*Patients attending all scheduled treatment visits (n=79). **n=20 at the time of the interim analysis.

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“These data are very compelling as we have not had a new cellular therapy for diabetic foot ulcers in over 10 years,” said Dr. Larry Lavery, Principal Investigator and Professor of Plastic Surgery, University of Texas Southwestern Medical Center.  “Compared to other similarly designed studies, this trial demonstrates, by far, the largest relative improvement in complete wound closure. This is great news for our patients with diabetic foot ulcers that are at such high risk of losing their legs”.

Grafix is a human cellular repair matrix that provides a high-quality source of living mesenchymal stem cells (MSCs).  It is a flexible, conforming membrane that is applied directly to acute and chronic wounds.

“We know now that an unfortunate consequence of diabetes is the pathological change that occurs with the number and functionality of certain stem cell populations necessary for optimal wound repair,” said Michelle LeRoux Williams, Ph.D., Chief Scientific Officer.  “With Grafix, we are able to help correct this problem by providing patients with a rich source of healthy, non-controversial stem cells contained within a biologic matrix for easy delivery in the out-patient setting.”

Osiris partnered with CPC Clinical Research, an Academic Clinical Research Organization (CRO), who was responsible for all clinical monitoring, data management, and biostatistics services.

“One key aspect of an academically led CRO is our credible scientific oversight and quality control during the execution of the trial”, said William R. Hiatt, M.D., President of CPC and Professor of Medicine, Division of Cardiology, Department of Medicine, University of Colorado School of Medicine.   “This is one of the most rigorous wound care trials conducted, enhanced by our proprietary wound core lab technology which is able to independently assess wound closure in a blinded manner.”

About the Trial (Protocol 302)

Protocol 302 is a single-blind, randomized, controlled multi-centered trial is evaluating the efficacy and safety of weekly applications of Grafix for the treatment of chronic diabetic foot ulcers.  A total of 131 patients were enrolled at 19 leading wound care centers across the United States.  Patients between 18 and 80 years of age with confirmed type 1 or type 2 diabetes and chronic diabetic foot ulcers on the dorsal or plantar surface of the foot were randomized to Grafix or control dressings at a 1:1 ratio.   Ulcers had to be present for at least 4 weeks prior to randomization and be between 1 cm2 and 15 cm2 in size. Patients were excluded from the trial if the ulcer decreased with more than 30% during the one week screening period.  Patients received treatment weekly for up to 12 weeks.  The primary endpoint measures complete wound closure by 12 weeks as determined by the investigator and confirmed by an independent, blinded Wound Core Lab.  Secondary endpoints include complete wound closure rates for those patients that complete all scheduled treatments, time to wound closure, number of applications, proportion of patients achieving at least a 50% reduction in wound size by day 28 and number of re-occurrences.  Patients randomized to the control group who did not heal within 12 weeks entered a cross-over arm for evaluation in an additional 12 week open-label treatment with Grafix.

About Grafix

Grafix is a human cellular repair matrix containing living stem cells for acute and chronic wound repair.  It is a flexible, conforming membrane that provides a high quality source of living MSCs and growth factors directly to the site of the wound. Grafix is produced by BioSmartTM Intelligent Tissue Processing of human placental membrane. The manufacturing process maintains the integrity of the extracellular matrix, the viability of the neonatal MSCs, and the biologically active growth factors.

About Osiris Therapeutics

Osiris Therapeutics, Inc., is the leading stem cell company, having developed the world’s first approved stem cell drug, Prochymal®.  Osiris currently markets Grafix and Ovation® for wound and tissue repair, and Cartiform® for cartilage repair. Osiris is a fully integrated company with capabilities in research, development, manufacturing and distribution of cell therapy products.  Osiris has developed an extensive intellectual property portfolio to protect the company’s technology, including 51 U.S. and 162 foreign patents.

Osiris, Prochymal, Chondrogen, Grafix, Ovation and Cartiform are registered trademarks of Osiris Therapeutics, Inc. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for mesenchymal stem cells and biologic drug candidates and marketed Biosurgery products (including Prochymal, Chondrogen®, Grafix, Ovation and Cartiform); our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to treat disease; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available, products to meet demand; our costs to comply with governmental regulations; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.  Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Aziz Ahmad

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com